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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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FOSSIL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FOSSIL GROUP, INC.
901 S. Central Expressway
Richardson, Texas 75080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 2014

To the Stockholders of Fossil Group, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Fossil Group, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 901 S. Central Expressway, Richardson, Texas 75080, on the 21st day of May 2014, at 9:00 a.m. (local time) for the following purposes:

          1.     To elect eleven (11) directors to the Company's Board of Directors to serve for a term of one year or until their respective successors are elected and qualified.

          2.     To hold an advisory vote on executive compensation as disclosed in these materials.

          3.     To ratify the appointment of Deloitte and Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending January 3, 2015.

          4.     To transact any and all other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

        The Board of Directors has fixed the close of business on March 27, 2014 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to the meeting.

        You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, however, you are urged to vote your shares as soon as possible so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. You may vote your shares via a toll-free telephone number or over the Internet. Alternatively, if you request or receive a paper copy of the proxy materials by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Voting in one of these ways will ensure that your shares are represented at the meeting. Your proxy will be returned to you if you are present at the meeting and request its return in the manner provided for revocation of proxies in the enclosed proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS
Randy S. Hyne Vice President, General Counsel and Secretary

April 8, 2014
Richardson, Texas

        Important notice regarding the availability of proxy materials for the annual meeting to be held on May 21, 2014: Our official Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders covering the Company's fiscal year ended December 28, 2013 are also available at http://viewproxy.com/fossil/2014/.

FOSSIL GROUP, INC.

901 S. Central Expressway
Richardson, Texas 75080

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2014

SOLICITATION OF PROXIES

        This proxy statement is furnished in connection with the solicitation by the Board of Directors of Fossil Group, Inc., a Delaware corporation (the "Company"), of your proxy to be voted at the 2014 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 21, 2014, at the time and place and for the purpose of voting on the matters set forth in the Notice of Annual Meeting of Stockholders (the "Annual Meeting Notice") and at any adjournment(s) or postponement(s) thereof. These matters include:

          1.     To elect eleven (11) directors to the Company's Board of Directors to serve for a term of one year or until their respective successors are elected and qualified.

          2.     To hold an advisory vote on executive compensation as disclosed in these materials.

          3.     To ratify the appointment of Deloitte and Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending January 3, 2015.

          4.     To transact any and all other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

        When proxies are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, the shares will be voted: FOR each of the eleven nominees named in this proxy statement for election to the Board of Directors under Proposal 1; FOR approval of the compensation of the Company's named executive officers under Proposal 2; and FOR the ratification of the appointment of Deloitte and Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending January 3, 2015 under Proposal 3.

INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS

        Important notice regarding the availability of proxy materials for the Annual Meeting to be held on May 21, 2014: Our official Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders covering the Company's fiscal year ended December 28, 2013 are also available at http://viewproxy.com/fossil/2014/.

        As permitted by Securities and Exchange Commission ("SEC") rules, we are making the Annual Meeting Notice, this proxy statement (the "Proxy Statement") and our Annual Report to Stockholders (the "Annual Report") available to our stockholders primarily via the Internet, rather than mailing printed copies of these materials to each stockholder. We believe that this process will expedite stockholders' receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources. Each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) will receive a Notice of Internet Availability of Proxy Materials (the "Proxy Notice") containing instructions on how to access and review the proxy materials, including the Annual Meeting Notice, this Proxy Statement and our Annual Report, on the Internet and how to access an electronic proxy card to vote on the Internet. The Proxy Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive a Proxy Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive a Proxy Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Proxy Notice.

GENERAL

        The executive offices of the Company are located at, and the mailing address of the Company is, 901 S. Central Expressway, Richardson, Texas 75080.

        This Proxy Statement and form of proxy are being mailed or made available to stockholders on or about April 8, 2014. The accompanying Annual Report covering the Company's fiscal year ended December 28, 2013 does not form any part of the materials for solicitation of proxies.

        Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Annual Meeting Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

        The cost of preparing, assembling, posting on the Internet, printing and mailing the Proxy Notice, Annual Meeting Notice, Annual Report, this Proxy Statement, and the form of proxy, as well as the reasonable costs of forwarding solicitation materials to the beneficial owners of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), and other costs of solicitation, will be borne by the Company. Officers and employees of the Company may solicit proxies, either through personal contact or by mail, telephone or other electronic means. These officers and employees will not receive additional compensation for soliciting proxies, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries, with shares of Common Stock registered in their names, will be requested to forward solicitation materials to the beneficial owners of such shares of Common Stock.

        With respect to eligible stockholders who share a single address, we are sending only one Proxy Statement, Annual Report or Proxy Notice to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such address wishes to receive a separate Proxy Statement, Annual Report or Proxy Notice in the future, he or she may contact Investor Relations, Fossil Group, Inc., 901 S. Central Expressway, Richardson, Texas 75080 or call (972) 234-2525 and ask for Investor Relations. Eligible stockholders of record receiving multiple copies of our Proxy Statement, Annual Report or Proxy Notice can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

        We hereby undertake to deliver promptly, upon written or oral request, a copy of the Proxy Statement or Proxy Notice to a stockholder at a shared address to which a single copy of the document was delivered. Requests should be directed to the address or phone number set forth above.

QUORUM AND VOTING

        The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 27, 2014 (the "Record Date"). On the Record Date, there were 53,816,756 shares of Common Stock issued and outstanding.

        Each holder of Common Stock is entitled to one vote per share on all matters to be acted upon at the meeting and neither the Company's Third Amended and Restated Certificate of Incorporation, as amended (the "Charter"), nor its Fourth Amended and Restated Bylaws, as amended (the "Bylaws"), allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented.

        Assuming the presence of a quorum, in an uncontested election of directors, the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required for the election of directors (Proposal 1). A "majority of the votes cast" means that the number of shares voted "for" a director must exceed the number of votes cast "against" that director. Votes cast shall exclude abstentions with respect to that director's election. Pursuant to the Company's Corporate Governance Guidelines, in an uncontested election of directors, any nominee for director who has a greater number of votes "against" his or her election than votes "for" such election (a "Majority Against Vote") is required to promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to accept such resignation; however, if each member of the Nominating and Corporate Governance Committee received a Majority Against Vote at the same election, then the independent directors who did not receive a Majority Against Vote shall appoint a committee among themselves and recommend to the Board of Directors whether to accept such resignations. The Board of Directors will act upon such recommendation(s) within 90 days following certification of the stockholder vote.

        Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on Proposals 2 and 3 is required to approve the compensation of the Company's named executive officers and to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm. An automated system administered by an independent third party tabulates the votes. Each proposal is tabulated separately. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum. Abstentions will have the effect of a vote against Proposals 2 and 3. Abstentions will have no effect with respect to Proposal 1. Broker non-votes will have no effect with respect to Proposals 1 and 2 and are inapplicable to Proposal 3.

HOW TO VOTE

        You may vote by proxy or in person at the Annual Meeting. We suggest that you vote by proxy even if you plan to attend the meeting. If you are the stockholder of record, you can vote by proxy via a toll-free telephone number, over the Internet or by mail. Please refer to your Proxy Notice or the proxy card included with these proxy materials for instructions on how to access an electronic proxy card to vote on the Internet, vote by telephone, or to receive a paper copy of the proxy materials to vote by mail.

        If you are not the record holder of your shares of Common Stock, please follow the instructions provided by your broker, bank or other nominee.

        Any stockholder of the Company giving a proxy may revoke the proxy at any time before its exercise by voting in person at the Annual Meeting, by submitting a duly executed proxy bearing a later date by telephone, via the Internet or by mail or by giving written notice of revocation to the Company addressed to Randy S. Hyne, Vice President, General Counsel and Secretary, Fossil Group, Inc., 901 S. Central Expressway, Richardson, Texas 75080. No such revocation shall be effective, however, unless the notice of revocation has been received by the Company at or prior to the Annual Meeting.

        To obtain directions to attend the Annual Meeting and vote in person, please contact Investor Relations at (972) 234-2525.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The Company's only outstanding class of equity securities is its Common Stock. The following table sets forth information regarding the beneficial ownership of Common Stock as of March 14, 2014 by (i) each Named Executive Officer (as defined in "Compensation Discussion and Analysis"); (ii) each director and director nominee of the Company; (iii) all present executive officers and directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent (5%) of the Common Stock as of March 14, 2014. The address of each officer and director is c/o Fossil Group, Inc., 901 S. Central Expressway, Richardson, Texas 75080.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number		Percent
Darren E. Hart	9,592	(3)	*
Kosta N. Kartsotis	6,255,599	(4)	11.6%
Jennifer Pritchard	30,105	(5)	*
Dennis R. Secor	4,788	(6)	*
John A. White	7,722	(7)	*
Elaine Agather	5,084	(8)	*
Jeffrey N. Boyer	23,384	(9)	*
William B. Chiasson	827	(10)	*
Diane Neal	3,065	(11)	*
Thomas M. Nealon	2,914	(12)	*
Mark D. Quick	45,615	(13)	*
Elysia Holt Ragusa	10,384	(14)	*
Jal S. Shroff	486,569	(15)	*
James E. Skinner	28,784	(16)	*
James M. Zimmerman	17,134	(17)	*
All executive officers and directors as a group (16 persons)	6,944,856	(18)	12.9%
Brown Advisory Incorporated	3,460,728	(19)	6.4%
FMR LLC	4,835,579	(20)	9.0%
T. Rowe Price Associates, Inc.	3,436,830	(21)	6.4%
The Vanguard Group	3,089,522	(22)	5.7%

*
Less than 1%

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Beneficial ownership information is based on the most recent Forms 3, 4 and 5 and Schedule 13D and 13G filings with the SEC and reports made directly to the Company. For purposes of this table, a person is deemed to have "beneficial ownership" of any shares when such person has the right to acquire them within 60 days after March 14, 2014. For restricted stock units, we report shares equal to the number of restricted stock units that will vest within 60 days of March 14, 2014. For stock appreciation rights ("SARs"), we report the shares that would be delivered upon exercise of SARs that are vested or that will vest within 60 days of March 14, 2014 (which is calculated by (i) multiplying the number of SARs by the difference between (x) the $112.43 closing price of our Common Stock on Nasdaq on March 14, 2014 and (y) the exercise price of the applicable SAR and (ii) dividing by $112.43). For stock options, we report shares subject to options that are currently exercisable or exercisable within 60 days of March 14, 2014. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
The percentages indicated are based on 53,829,456 shares of Common Stock outstanding on March 14, 2014. Shares of Common Stock subject to stock options and SARs exercisable, and restricted stock units that will vest, within 60 days after March 14, 2014 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

(3)
Includes 83 shares of Common Stock issuable upon exercise of SARs and 9,509 shares of Common Stock issuable upon vesting of restricted stock units.

(4)
Includes 441,491 shares of Common Stock in grantor retained annuity trusts.

(5)
Includes 5,196 shares of Common Stock issuable upon exercise of SARs and 17,499 shares of Common Stock issuable upon vesting of restricted stock units.

(6)
Includes 202 shares of Common Stock issuable upon exercise of SARs and 3,889 shares of Common Stock issuable upon vesting of restricted stock units.

(7)
Includes 825 shares of Common Stock issuable upon exercise of SARs and 5,835 shares of Common Stock issuable upon vesting of restricted stock units.

(8)
Includes 1,127 shares of Common Stock issuable upon vesting of restricted stock units.

(9)
Includes 15,000 shares of Common Stock issuable upon exercise of stock options and 1,127 shares of Common Stock issuable upon vesting of restricted stock units.

(10)
Consists of 827 shares of Common Stock issuable upon vesting of restricted stock units.

(11)
Includes 1,127 shares of Common Stock issuable upon vesting of restricted stock units.

(12)
Includes 1,127 shares of Common Stock issuable upon vesting of restricted stock units.

(13)
Includes 23,741 shares of Common Stock issuable upon exercise of SARs and 11,856 shares of Common Stock issuable upon vesting of restricted stock units.

(14)
Includes 5,000 shares of Common Stock issuable upon exercise of stock options and 1,127 shares of Common Stock issuable upon vesting of restricted stock units.

(15)
Includes indirect ownership of 485,442 shares of Common Stock owned of record by Healing Light Limited, an entity controlled by Mr. Shroff. Mr. Shroff and his wife, Mrs. Pervin Shroff, share voting and investment power with respect to 485,442 shares of Common Stock. Also includes 1,127 shares of Common Stock issuable upon vesting of restricted stock units.

(16)
Includes 15,000 shares of Common Stock issuable upon exercise of stock options and 1,127 shares of Common Stock issuable upon vesting of restricted stock units.

(17)
Includes 6,750 shares of Common Stock issuable upon exercise of stock options and 1,127 shares of Common Stock issuable upon vesting of restricted stock units.

(18)
Reflects the information in footnotes (3) through (17) above, and includes the following securities owned by Mr. Thomas M. Kennedy: 5,160 shares of Common Stock, 4,715 shares of Common Stock issuable upon vesting of restricted stock units, and 3,415 shares of Common Stock issuable upon exercise of SARs.

(19)
Based on information contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 7, 2014 by Brown Advisory Incorporated ("BA, Inc."), which indicates that (i) BA, Inc. has sole voting power over 2,666,101 shares of Common Stock, shared voting power over 42,903 shares of Common Stock and shared dispositive power over 3,460,728 shares of Common Stock, (ii) Brown Advisory, LLC has sole voting power over 2,563,805 shares of Common Stock, shared voting power over 42,903 shares of Common Stock and shared dispositive power over 3,358,432 shares of Common Stock, and (iii) Brown Investment Advisory & Trust Company has sole voting power over 102,296 shares of Common Stock and shared dispositive power over 102,296 shares of Common Stock. The address of BA, Inc. is 901 South Bond Street, Suite 400, Baltimore, Maryland 21231.

(20)
Based on information contained in Schedule 13G filed with the SEC on February 14, 2014 by FMR LLC ("FMR"), which indicates that (i) FMR has sole voting power over 38,187 shares of Common Stock and sole dispositive power over 4,835,579 shares of Common Stock, and (ii) Edward C. Johnson 3d has sole dispositive power over 4,835,579 shares of Common Stock. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(21)
Based on information contained in Amendment No. 5 to Schedule 13G filed with the SEC on February 11, 2014 by T. Rowe Price Associates, Inc. ("Price Associates"), which indicates that Price Associates has sole voting power over 1,392,502 shares of Common Stock and sole dispositive power over 3,436,830 shares of Common Stock. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(22)
Based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 11, 2014 by The Vanguard Group ("Vanguard"), which indicates that Vanguard has sole voting power over 81,403 shares of Common Stock, sole dispositive power over 3,014,519 shares of Common Stock, and shared dispositive power over 75,003 shares of Common Stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

 ELECTION OF DIRECTORS
(Proposal 1)

        The Board of Directors currently consists of eleven members. Each of our current directors will stand for reelection at the Annual Meeting.

        To be elected as a director, each director nominee must receive a majority of the votes cast at the Annual Meeting. A "majority of the votes cast" means that the number of shares voted "for" a director must exceed the number of votes cast "against" that director. Votes cast shall exclude abstentions with respect to that director's election. A description of our policy regarding nominees who receive a Majority Against Vote in an uncontested election is set forth under "Quorum and Voting." Should any director nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may nominate or designate. Each director nominee has expressed his or her intention to serve the entire term.

Directors and Nominees

        The following table and text set forth the name, age and positions of each director nominee:

Name	Age	Position
Elaine Agather	58	Director
Jeffrey N. Boyer	55	Director
William B. Chiasson	61	Director
Kosta N. Kartsotis	61	Chairman of the Board and Chief Executive Officer
Diane L. Neal	57	Director
Thomas M. Nealon	53	Director
Mark D. Quick	65	Director
Elysia Holt Ragusa	63	Director
Jal S. Shroff	77	Director
James E. Skinner	60	Director
James M. Zimmerman	70	Lead Independent Director

        The following sets forth biographical information and the qualifications and skills for each director nominee:

        Elaine Agather was appointed to the Board of Directors in February 2007. Ms. Agather is currently a member of the Company's Audit Committee and Chairperson of the Compensation Committee. Ms. Agather has been with JPMorgan Chase Bank and its predecessor firms since 1979. She currently serves as South Region Head and Managing Director of J.P Morgan's Private Bank. She also holds the role of Chairman of Chase, Dallas Region, a position she has served in since 1999. From 1992 until 1999, she served as Chairman of Texas Commerce Bank in Fort Worth, Texas. Ms. Agather has extensive leadership experience as Chief Executive Officer and Chairperson of large organizations, substantial banking experience and financial acumen developed through her Chief Executive Officer and Chairperson experience.

        Jeffrey N. Boyer was appointed to the Board of Directors in December 2007. Mr. Boyer currently serves as Chairman of the Company's Audit Committee, and he is a member of the Finance Committee. Mr. Boyer serves as Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Tuesday Morning Corporation. Prior to joining Tuesday Morning, Mr. Boyer served as Executive Vice President and Chief Operating Officer of 24 Hour Fitness Worldwide Holdings, Inc., an operator of fitness centers, from June 2012 until September 2013 and as their Executive Vice President and Chief Financial Officer from April 2008 until June 2012. Mr. Boyer served as President and Chief Financial Officer of Michaels Stores, Inc. (Michaels) from July 2007 until April 2008 and

Co-President and Chief Financial Officer from March 2006 to July 2007. He also held the position of Executive Vice President and Chief Financial Officer of Michaels from January 2003 to March 2006. Prior to joining Michaels, Mr. Boyer served as the Executive Vice President and Chief Financial Officer of the Kmart Corporation. From 1996 until 2001, he held multiple positions with Sears, Roebuck & Company, advancing to the post of Senior Vice President and Chief Financial Officer. He also served in multiple top-level capacities with the Pillsbury Company and Kraft General Foods. Mr. Boyer began his career as an accountant with PricewaterhouseCoopers in 1980. Mr. Boyer has extensive leadership experience as Chief Financial Officer of large organizations and experience in accounting, finance, capital markets, strategic planning and risk management developed through his Chief Financial Officer and public accounting experience and has been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules.

        William B. Chiasson was appointed to the Board of Directors in August 2013. Mr. Chiasson is currently a member of the Company's Audit Committee. He has served as the Chairman of the Board of Directors for LeapFrog Enterprises, Inc. since 2011. LeapFrog Enterprises designs, develops and markets a family of innovative technology-based learning platforms and related proprietary content for children. Mr. Chiasson served as Chief Executive Officer for LeapFrog Enterprises from 2010 to 2011 and as Executive Vice President and Chief Financial Officer from 2004 to 2010. Since 2013, Mr. Chiasson has also served as Chairman of the Board of Directors of The Ergobaby Carrier, Inc. and served as Interim Chief Executive Officer from 2012 to 2013. Ergobaby Carrier is a leading designer, marketer and distributor of premium infant care products. From 1998 until 2003, Mr. Chiasson served as Senior Vice President and Chief Financial Officer for Levi Strauss & Co. From 1988 to 1998, Mr. Chiasson served in various roles for Kraft Foods, Inc., most recently as Senior Vice President, Finance and Information Technology. From June 1979 to January 1988, Mr. Chiasson served in varying capacities with Baxter Healthcare, most recently as its Vice President and Controller for the Hospital Group. Mr. Chiasson has leadership experience as a Chief Executive Officer and, as Chief Financial Officer of large organizations, extensive experience in accounting, finance, capital markets, strategic planning and risk management and has been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules.

        Kosta N. Kartsotis has served as Chief Executive Officer since October 2000 and Chairman of the Board since May 2010. Mr. Kartsotis also served as President of the Company from December 1991 to December 2006 and as Chief Operating Officer from December 1991 until October 2000. Mr. Kartsotis joined the Company in 1988. He has been a director of the Company since 1990. Mr. Kartsotis has extensive senior level experience as our Chief Executive Officer, substantial experience in the fashion retailing industry and substantial sales, marketing and merchandising experience. He has deep knowledge of the Company and its businesses, having served on our Board since 1990.

        Diane L. Neal was appointed to the Board of Directors in February 2012, and she is currently a member of the Nominating and Corporate Governance Committee and the Compensation Committee. Ms. Neal most recently served as Chief Executive Officer of Bath & Body Works. She resigned from that position in July 2011 to relocate to San Francisco for personal reasons. Ms. Neal joined Bath & Body Works in November 2006 as President and Chief Operating Officer and held those positions until her promotion to Chief Executive Officer in June 2007. Prior to joining Bath & Body Works, Ms. Neal served as President of the Outlet Division for Gap Inc., where she was responsible for the outlet business for all three Gap Inc. brands. Prior to joining Gap Inc., Ms. Neal spent 22 years with Target Corporation in multiple divisions, including Dayton's Department Stores (now Macy's), Mervyn's, Target Sourcing Services and Target Stores. During her career with Target Corporation, Ms. Neal spent 16 years at Target Stores, where she held multiple positions and responsibilities, including merchandising, planning, distribution and sourcing. Ms. Neal was promoted to President of Mervyn's in 2001 and served in that capacity until 2004, when she joined Gap Inc. Ms. Neal has extensive leadership experience as the CEO of a large organization and substantial experience in retailing, merchandising and strategic planning.

        Thomas M. Nealon was appointed to the Board of Directors in April 2012, and he is currently a member of the Finance Committee and the Nominating and Corporate Governance Committee. Mr. Nealon currently serves as a Partner with the Feld Group Institute. Mr. Nealon previously served as Group Executive Vice President of J. C. Penney Company, Inc. and resigned in December 2011 for personal reasons. Mr. Nealon joined J. C. Penney in 2006 as Chief Information Officer, and held that position until his promotion to Group Executive Vice President in 2010. Prior to joining J. C. Penney, he was with Electronic Data Systems from 2004 to 2006 and served on assignment as Senior Vice President and Chief Information Officer for Southwest Airlines Co. Prior to joining Electronic Data Systems, Mr. Nealon was a partner from 2000 to 2004 at the Feld Group, an IT management consultancy firm later acquired by Electronic Data Systems. He also spent 15 years at Frito-Lay, Inc., a division of PepsiCo, serving in critical roles across the information technology organization, including two years as Chief Information Officer. Mr. Nealon is currently a member of the Board of Directors of Southwest Airlines Co. Mr. Nealon has extensive experience in information technology, corporate strategy and e-commerce.

        Mark D. Quick was appointed to the Board of Directors in October 2012, and had most recently served as Vice Chairman of the Company since January 2007. Mr. Quick served as President, Fashion Accessories of the Company from October 2000 until December 2006 and President, Stores Division from March 2003 until September 2006. Mr. Quick served as Executive Vice President of the Company from March 1997 until October 2000. From November 1995 until March 1997, he served as Senior Vice President—Accessories of the Company. Mr. Quick has deep knowledge of the Company and its businesses, having served as an employee of the Company for approximately 17 years.

        Elysia Holt Ragusa was appointed to the Board of Directors of the Company in December 2007. Ms. Ragusa is a member of the Compensation Committee and is Chairperson of the Nominating and Corporate Governance Committee. She currently serves as a Senior Managing Director and International Director for Jones Lang LaSalle, which provides integrated real estate and investment management services to owner, occupier and investor clients worldwide, subsequent to the merger between Jones Lang LaSalle and The Staubach Company in 2008. Prior to the merger of Jones Lang LaSalle and The Staubach Company, she served as President, Corporate Services-East Staubach Holdings, Inc., overseeing all Staubach North American Corporate Services Operations from Phoenix to Boston and was a member of both the Executive Committee and The Staubach Company's Board of Directors. Ms. Ragusa served as President and Chief Operating Officer of The Staubach Company from July 2001 until June 2007. Prior to her role as President and Chief Operating Officer, Ms. Ragusa was President of The Staubach Company's Southwest Corporate Services Division. In January 2010, Ms. Ragusa was appointed to the Board of Directors of Texas Capital Bancshares, Inc. Ms. Ragusa has extensive experience in leading large organizations with special skills in operations, marketing, sales and developing people. She also has experience in commercial real estate acquisition and disposition.

        Jal S. Shroff has been a director of the Company since April 1993. From January 1991 until April 2008, Mr. Shroff served as Managing Director of Fossil (East) Limited ("Fossil East"), a wholly-owned subsidiary of the Company. Mr. Shroff has extensive experience in manufacturing and sourcing operations and has a broad knowledge of the Asia-Pacific markets for our products, having been based in Hong Kong since 1959. Mr. Shroff also has deep knowledge of the Company and its businesses, having served on our Board since 1993.

        James E. Skinner was appointed to the Board of Directors of the Company in December 2007. Mr. Skinner is currently a member of the Company's Audit Committee and Chairman of the Finance Committee. He has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of The Neiman Marcus Group LLC since October 2010, and prior to that date had been serving as Executive Vice President and Chief Financial Officer of The Neiman Marcus Group LLC. From 2001 until October 2007, he held the position of Senior Vice President and Chief Financial Officer of The Neiman Marcus Group LLC. Mr. Skinner served as Senior Vice President and Chief Financial Officer of CapRock Communications Corp. in 2000. From 1991 until 2000, Mr. Skinner served in several positions with CompUSA Inc., including Executive Vice President and Chief Financial Officer beginning in 1994. Mr. Skinner also served as a partner with Ernst & Young from 1987 until 1991. Mr. Skinner has extensive leadership experience as Chief Financial Officer of large organizations and experience in accounting, finance, capital markets, strategic planning and risk management developed through his Chief Financial Officer and public accounting experience and has been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules.

        James M. Zimmerman was appointed to the Board of Directors of the Company in September 2007. Mr. Zimmerman is currently the Lead Independent Director and is also a member of the Company's Finance Committee and Nominating and Corporate Governance Committee. He has served as a member of the Board of Directors of The Chubb Corporation since June 2008. Mr. Zimmerman retired from Federated Department Stores (Macy's) in February 2004 after serving for the previous six years as Chairman and Chief Executive Officer, and prior to that as President and Chief Operating Officer beginning in May 1988. Mr. Zimmerman has extensive executive experience in leading a large retail company and strong skills in retail operations, strategic planning and public company executive compensation. He also brings insights to our Board from his service on other public company boards.

        Unless otherwise directed in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by such proxy for the election of each of the director nominees. Each of the director nominees is presently a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE ABOVE FOR THE BOARD OF DIRECTORS.

Board Committees and Meetings

        The Board of Directors held four meetings during the fiscal year ended December 28, 2013. During 2013, each director attended 75% or more of the aggregate of the meetings of the Board of Directors and the meetings held by all committees of the Board on which such director served. The Board of Directors strongly encourages that directors make a reasonable effort to attend the Company's Annual Meeting. All of the then current members of the Board of Directors attended the Company's 2013 Annual Meeting of Stockholders.

        The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board. Copies of the charters can be obtained free of charge from the Company's web site, www.fossilgroup.com, by contacting the Company at the address appearing on the first page of this Proxy Statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

        The committees on which the directors serve as of March 27, 2014 and the number of committee meetings held in fiscal 2013 are shown in the chart below.

Director	Audit Committee	Compensation Committee	Finance Committee	Nominating and Corporate Governance Committee
Elaine Agather	X	X (Chairperson)
Jeffrey N. Boyer	X (Chairperson)		X
William B. Chiasson	X
Diane L. Neal		X		X
Thomas M. Nealon			X	X
Elysia Holt Ragusa		X		X (Chairperson)
James E. Skinner	X		X (Chairperson)
James M. Zimmerman			X	X
Number of Committee Meetings in fiscal 2013:	9	5	4	4

        Audit Committee.    The functions of the Audit Committee are to:

  •
  appoint the Company's independent registered public accounting firm;

  •
  review the plan and scope of any audit of the Company's consolidated financial statements;

  •
  review the Company's significant accounting policies and other related matters;

  •
  review the Company's annual and quarterly reports and earnings releases;

  •
  oversee the surveillance of administration, disclosure and financial controls;

  •
  oversee the Company's compliance with legal and regulatory requirements;

  •
  oversee the Company's monitoring and enforcement of its Code of Conduct and Ethics;

  •
  review the qualifications and independence of any independent auditor of the Company; and

  •
  oversee the performance of the Company's internal audit function and the Company's independent auditors.

        Deloitte & Touche LLP, the Company's principal independent registered public accounting firm, reports directly to the Audit Committee. The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company's independent registered public accounting firm prior to the filing of officers' certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal control over financial reporting. The Audit Committee has adopted a procedure that enables confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. The Company's internal audit group reports directly to the Audit Committee on a quarterly basis.

        All members of the Audit Committee have been determined to be financially literate and to meet the appropriate Nasdaq and SEC standards for independence. See "Corporate Governance—Director Independence." The Audit Committee includes three independent directors, Messrs. Boyer, Chiasson and Skinner, who have been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules.

        Compensation Committee.    The functions of the Compensation Committee are to:

  •
  make recommendations to the Board of Directors regarding the compensation of Company executives;

  •
  produce annual reports on executive compensation for inclusion in the Company's proxy statement; and

  •
  oversee and advise the Board of Directors on the adoption of policies that govern, and to administer, the Company's compensation programs, including stock and benefit plans.

        All members of the Compensation Committee have been determined to meet the appropriate Nasdaq standards for independence. See "Corporate Governance—Director Independence." Further, each member of the Compensation Committee is a "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act and an "outside director" as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        Finance Committee.    The functions of the Finance Committee are to oversee all areas of corporate finance for the Company, including capital structure, equity and debt financings, capital expenditures, cash management, banking activities and relationships, investments, foreign exchange activities, and share repurchase activities. All members of the Finance Committee have been determined to meet the Nasdaq standards for independence. See "Corporate Governance—Director Independence."

        Nominating and Corporate Governance Committee.    The functions of the Nominating and Corporate Governance Committee are to:

  •
  identify qualified individuals for membership on the Board of Directors;

  •
  recommend to the Board of Directors the director nominees for the next annual meeting of stockholders;

  •
  review the Company's corporate governance guidelines on an annual basis and recommend to the Board any changes deemed necessary or desirable; and

  •
  oversee the corporate governance affairs of the Board of Directors and the Company.

        The Nominating and Corporate Governance Committee's role includes periodically reviewing the compensation paid to non-employee directors and making recommendations to the Board for any adjustments. In addition, the Nominating and Corporate Governance Committee conducts an annual review of the Company's succession plans relating to the chairman and Chief Executive Officer positions. The Nominating and Corporate Governance Committee regularly reviews the purposes of the Board committees, recommends to the Board of Directors any necessary or desired changes to the purposes of such committees and whether any committees should be created or discontinued. All members of the Nominating and Corporate Governance Committee have been determined to meet the Nasdaq standards for independence. See "Corporate Governance—Director Independence."

Risk Oversight

        The Board of Directors takes an active role in overseeing management of the Company's risks through its review of risks associated with our operations and strategic initiatives and through each of the Board committees. As part of its oversight, the Board of Directors receives and reviews regular reports from members of senior management, including our Chief Risk Officer, who oversees our enterprise risk management program. Risk assessment results and mitigation plans for significant enterprise risks are developed and monitored by management, including management "risk owners". Significant enterprise risks and mitigation plans are also regularly reviewed by the Company's Executive Risk Committee. The Board implements its risk oversight function both as a whole and through committees, which play a significant role in carrying out risk oversight. Our full Board reviews information concerning enterprise risks through regular reports of each Board committee, including information regarding financial reporting, accounting and internal audit risk matters from the Audit Committee, corporate financial risk management from the Finance Committee, compensation-related risk from the Compensation Committee and governance-related risk from the Nominating and

Corporate Governance Committee. In addition, our Audit, Compensation, Finance and Nominating and Corporate Governance Committees are comprised solely of independent directors and have responsibility for the review of certain risks as defined in their governing documents.

Report of the Audit Committee

        The following is the report of the Audit Committee with respect to the Company's audited consolidated financial statements for the fiscal year ended December 28, 2013, which includes the consolidated balance sheets of the Company as of December 28, 2013 and December 29, 2012, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the three fiscal years in the period ended December 28, 2013, and the notes thereto. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed with the SEC" or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

Review and Discussions with Management

        The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

        The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees" that includes, among other items, matters related to the conduct and the results of the audit of the Company's consolidated financial statements.

        The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from the Company.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2013.

AUDIT COMMITTEE Jeffrey N. Boyer, Chairperson Elaine Agather William B. Chiasson James E. Skinner

Corporate Governance

        The Company, with the oversight of the Board of Directors and its committees, operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. Copies of the Company's Corporate Governance Guidelines can be obtained free of charge from the Company's web site, www.fossilgroup.com, by contacting the Company at the address appearing on the first page of this Proxy Statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

Director Independence

        The standards relied upon by the Board of Directors in affirmatively determining whether a director is "independent" in compliance with the rules of the Nasdaq are comprised, in part, of those objective standards set forth in the Nasdaq Marketplace Rules, which include the following bright line rules: (i) a director who is or was at any time during the past three years an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, whether by blood, marriage or adoption, and anyone sharing the director's home) is or was at any time during the past three years an executive officer of the Company, would not be independent; (ii) a director who received, or whose immediate family member received, from the Company compensation of more than $120,000 during any twelve consecutive months within the three years preceding the determination of independence, except for certain permitted payments, would not be independent; (iii) a director who is or who has an immediate family member who is, a current partner of the Company's outside auditor or who was, or who has an immediate family member who was, a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years would not be independent; (iv) a director who is, or whose immediate family member is, employed as an executive officer of another entity where at any time during the past three years any of the Company's executive officers served on the compensation committee would not be independent; and (v) a director who is, or who has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of any organization that, in the current or any of the past three fiscal years, has made payments to, or received payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $200,000, or 5% of such recipient's consolidated gross revenues, except for permitted payments, would not be independent.

        The Board of Directors, in applying the above-referenced standards, has affirmatively determined that our current directors Elaine Agather, Jeffrey N. Boyer, William B. Chiasson, Diane L. Neal, Thomas M. Nealon, Elysia Holt Ragusa, James E. Skinner and James M. Zimmerman are "independent." As part of the Board's process in making such determination, each such director provided written assurances that all of the above-cited objective criteria for independence are satisfied and such director has no other "material relationship" with the Company that could interfere with such director's ability to exercise independent judgment.

Board Leadership Structure

        The Board is committed to promoting effective, independent governance of the Company. The Board strongly believes it is in the best interests of the stockholders and the Company for the Board to have the flexibility to select the best director to serve as chairman at any given time, regardless of whether that director is an independent director or the Chief Executive Officer. Consequently, our Corporate Governance Guidelines allow the Board to determine whether to separate or combine the roles of the chairman and Chief Executive Officer.

        To help ensure the independence of the Board, our Corporate Governance Guidelines require that, when the chairman is a member of management, the Lead Independent Director shall assume certain responsibilities pertaining to the operation of the Board. The Lead Independent Director presides over all executive sessions of the non-management directors and other meetings of the Board in the absence of the chairman of the Board, serves as the principal liaison to the non-management directors and consults with the Chief Executive Officer regarding information to be sent to the Board, meeting agendas and establishing meeting schedules. In order to give a significant voice to our non-management directors, our Corporate Governance Guidelines also provide that the non-management directors of the Company meet regularly in executive session. The Company's independent directors held four formal meetings without management during fiscal 2013.

        Currently, the Board has determined that it is in the best interests of the stockholders and the Company for Mr. Kartsotis to serve as our chairman as well as our Chief Executive Officer. Since May 2013, Mr. James M. Zimmerman has been our Lead Independent Director.

        The Board believes that this structure is effective and best for the Company at this point in time for several reasons. Mr. Kartsotis joined the Company in 1988 and has been a director since 1990. He holds a significant number of shares of our Common Stock, and since 2005 he has refused all forms of compensation for his service as an executive officer, expressing his belief that his primary compensation is met by continuing to drive stock price growth. The Board believes that as a long-term executive officer, director and significant stockholder, Mr. Kartsotis is well qualified to serve as our chairman and Chief Executive Officer, and his interests are sufficiently aligned with the Company's stockholders. Mr. Kartsotis has extensive experience and knowledge of the Company and the fashion retailing industry and substantial sales, marketing and merchandising experience. The Board believes the Company has been well-served by this leadership structure and by Mr. Kartsotis' service. Mr. Kartsotis is the person with primary responsibility for our day-to-day operations and the execution of our strategies. Since our performance is one of the most important topics at Board meetings, it makes sense for Mr. Kartsotis to chair such discussions. This allows him to highlight important issues without unnecessary procedural delay. It also allows him to provide the proper context and background, including access to members of management and Company and industry reports, for each issue considered by the Board. Such background material is important given our size and complexity and the competitive nature of our industry. Mr. Kartsotis' extensive knowledge of the Company and involvement with day-to-day activities also helps ensure effective risk oversight for the Company. Mr. Kartsotis adheres to an "open door" policy in his communications with Board members and talks frequently with Board members. Furthermore, Board members are encouraged to freely communicate with any member of management at any time. The Board also believes it has been beneficial, in terms of its relationship with employees, stockholders, customers, business partners and others, to provide a single voice for the Company through Mr. Kartsotis. Having one person serve as both our chairman and Chief Executive Officer demonstrates for our employees, stockholders, customers, business partners and others that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board of Directors eliminates the potential for confusion or duplication of efforts, and provides clear leadership for our Company. In addition, in Mr. Kartsotis, the Board has found an effective leader who is able to facilitate open and productive discussion, effectively utilize each individual director's unique perspective and expertise, lead the Board in innovative and creative problem solving and, by virtue of his personal ownership in the Company, to represent the interests of our stockholders as a whole.

Director Nomination Policy

        The Company has a standing Nominating and Corporate Governance Committee consisting entirely of independent directors. Each director nominee was recommended to the Board by the Nominating and Corporate Governance Committee for selection.

        The Nominating and Corporate Governance Committee will consider all proposed nominees for the Board of Directors, including those put forward by stockholders. Stockholder nominations should be addressed to the Nominating and Corporate Governance Committee in care of Randy S. Hyne, Vice President, General Counsel and Secretary, at the address appearing on the first page of this Proxy Statement, in accordance with the provisions of the Company's Bylaws. The Nominating and Corporate Governance Committee annually reviews with the Board the applicable skills and characteristics required of Board nominees in the context of current Board composition and Company circumstances. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers all factors it considers appropriate, which may include experience, accomplishments, education, understanding of the business and the industry in which the Company operates, specific skills, general business acumen and the highest personal and professional integrity. Generally, the Nominating and Corporate Governance Committee will first consider current Board members because they meet the criteria listed above and possess an in depth knowledge of the Company, its history, strengths, weaknesses, goals and objectives. This level of knowledge has proven very valuable to the Company. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

        The Board and the Nominating and Corporate Governance Committee aim to assemble a diverse group of Board members and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board. The Board defines diversity as differences of viewpoint, professional experience, education and skills such as a candidate's range of experience serving on other public company boards, the balance of the business interest and experience of the candidate as compared to the incumbent or other nominated directors, and the need for any particular expertise on the Board or one of its committees.

Codes of Business Conduct and Ethics

        The Company has adopted a Code of Conduct and Ethics that applies to directors, officers and other employees of the Company and its subsidiaries. In addition, the Company has adopted a Code of Ethics for Senior Financial Officers, which includes the Company's principal executive officer, principal financial officer, and principal accounting officer. Violations of these codes may be reported to the Audit Committee. Copies of the codes can be obtained free of charge from the Company's web site, www.fossilgroup.com, by contacting the Company at the address appearing on the first page of this Proxy Statement to the attention of Investor Relations, or by telephone at (972) 234-2525. The Company intends to post any amendments to, or waivers from, its Code of Conduct and Ethics or Code of Ethics for Senior Financial Officers that apply to its principal executive officer, principal financial officer, and principal accounting officer on its web site at www.fossilgroup.com.

Pledging of Company Securities

        The Company has an Insider Trading Policy that applies to all directors, officers and employees of the Company and its subsidiaries. Under this policy, directors and executive officers may not pledge, hypothecate, or otherwise encumber Company securities as collateral for indebtedness. This prohibition includes, but is not limited to, holding such securities in a margin account.

Communication with the Board of Directors

        A stockholder who wishes to communicate with the Board of Directors, or specific individual directors, including the non-management directors as a group, may do so by writing to such director or directors in care of Randy S. Hyne, Vice President, General Counsel and Secretary, at the address appearing on the first page of this Proxy Statement. Communication(s) directed to members of the Board who are employees will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to non-management directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

Executive Officers

        The name, age, current position with the Company, and principal occupation during the last five years of (i) Mr. Kartsotis and the year he first became an executive officer of the Company is set forth above under the caption "Election of Directors—Directors and Nominees," and (ii) with respect to each remaining executive officer is set forth in the following table and text:

Name	Age	Position
Darren E. Hart	51	Executive Vice President, Human Resources
Thomas M. Kennedy	52	Executive Vice President, Fossil Brand
Jennifer L. Pritchard	55	President, Skagen
Dennis R. Secor	51	Executive Vice President, Chief Financial Officer and Treasurer
John A. White	42	Executive Vice President and Chief Operating Officer

        Darren E. Hart has served as Executive Vice President, Human Resources, since June 2011. From 2001 until June 2011, Mr. Hart served in various roles for Limited Brands, an international company that sells personal care and beauty products, apparel and accessories. At Limited Brands, Mr. Hart most recently served as Executive Vice President for Bath & Body Works, a national retailer of personal care products. From 2001 until 2005, Mr. Hart served as Director of Leadership and Organizational Development for Victoria's Secret Stores, a global retailer of intimate apparel, sleepwear, hosiery and other apparel and beauty products. From 2005 until 2006, he served as Vice President of HR for Stores for Limited Brands, and from 2006 until 2007, he served as Senior Vice President of HR for Retail Operations for Limited Brands.

        Thomas M. Kennedy has served as Executive Vice President, Fossil Brand, since July 2012. From December 2009 until July 2012, Mr. Kennedy served as Senior Vice President, General Merchandising, for Fossil Stores I, Inc., a subsidiary of the Company. From January 2009 until December 2009, Mr. Kennedy served as a consultant to the retail industry. Mr. Kennedy served as President of Pacific Sunwear of California, Inc., a California lifestyle clothing retailer, from May 2004 to December 2008. From April 2001 to April 2004, he served as the Vice President of U.S. Apparel for Nike, Inc., an international company that sells footwear, apparel, equipment and accessories.

        Jennifer L. Pritchard has served as President, Skagen since July 2013. From September 2006 until July 2013, Ms. Pritchard served as President, Retail Division. From January 2004 until March 2006, she served as President of Arden B., a division of Wet Seal, Inc., a specialty retailer of apparel and accessory items. Prior to that, from October 2002 until January 2004, Ms. Pritchard served as President of Zutopia, another division of Wet Seal, and from April 2001 until October 2002, she served as Executive Vice President Product Development and Marketing of Tex 38, LLC, a Hong-Kong based design and production company.

        Dennis R. Secor has served as Executive Vice President, Chief Financial Officer and Treasurer since December 2012. From July 2006 until December 2012, Mr. Secor served as Senior Vice President and Chief Financial Officer for Guess?, Inc., a national retailer of contemporary apparel, denim, handbags, watches, footwear and other fashion accessories. From August 2004 until July 2006, Mr. Secor served as Vice President and Chief Financial Officer for Electronic Arts (Canada), Inc., a Canadian video game developer.

        John A. White has served as Executive Vice President and Chief Operating Officer since September 2012. From March 2007 until September 2012, Mr. White served in various roles for Pandora, A/S ("Pandora") , a global jewelry company headquartered in Denmark. At Pandora, Mr. White most recently served as President of Pandora North America, a division of Pandora. Prior to joining Pandora, Mr. White served as a Strategy Consultant for the Operations and Supply Chain Strategy and Design Team for Booz -- Allen -- Hamilton from April 2006 until March 2007.

FISCAL 2013 DIRECTOR COMPENSATION TABLE

        The following table provides information regarding director compensation during fiscal 2013.

Name(1)(2)	Fees Earned or Paid in Cash ($)(3)(4)	Stock Awards ($)(5)	Total ($)
Elaine Agather	90,500	119,941	210,441
Jeffrey N. Boyer	93,500	119,941	213,441
William B. Chiasson(6)	22,582	94,460	117,042
Diane L. Neal	66,750	119,941	186,691
Thomas M. Nealon	68,500	119,941	188,441
Mark D. Quick	58,500	119,941	178,441
Elysia Holt Ragusa	84,827	119,941	204,768
Jal S. Shroff	58,500	119,941	178,441
James E. Skinner	83,500	119,941	203,441
Michael Steinberg(7)	25,481	0	25,481
Donald J. Stone(7)	24,481	0	24,481
James M. Zimmerman	79,173	119,941	199,114

(1)
Mr. Kartsotis was a director and Named Executive Officer during fiscal 2013. Mr. Kartsotis did not receive any additional compensation for services as a director. As such, information about his compensation is listed in the Fiscal 2013, 2012 and 2011 Summary Compensation Table below.

(2)
Our directors' outstanding equity awards as of fiscal year end 2013 were as follows: Ms. Agather—1,127 restricted stock units; Mr. Boyer—15,000 options and 1,127 restricted stock units; Mr. Chiasson—827 restricted stock units; Ms. Neal—1,127 restricted stock units; Mr. Nealon—1,127 restricted stock units; Mr. Quick—12,820 restricted stock units; Ms. Ragusa—5,000 options and 1,127 restricted stock units; Mr. Shroff—1,127 restricted stock units; Mr. Skinner—15,000 options and 1,127 restricted stock units; and Mr. Zimmerman—6,750 options and 1,127 restricted stock units.

(3)
Includes retainer fees and fees earned for attendance at Board meetings and committee meetings.

(4)
The following amounts included in the fees listed were earned in fiscal 2013, but not paid until fiscal 2014: Ms. Agather—$22,500; Mr. Boyer—$23,125; Mr. Chiasson—$17,500; Ms. Neal—$17,125; Mr. Nealon—$17,125; Mr. Quick—$14,625; Ms. Ragusa—$19,625; Mr. Shroff—$14,625; Mr. Skinner—$20,000; and Mr. Zimmerman—$21,500.

(5)
Consists of an award of restricted stock units granted pursuant to the Company's 2008 Long-Term Incentive Plan (the "2008 Incentive Plan") to (i) each director (other than Mr. Chiasson) on May 22, 2013 and (ii) Mr. Chiasson on August 28, 2013. All awards vest 100% on the earlier of (i) the next annual stockholders meeting or (ii) one year from the date of grant, other than the award to Mr. Chiasson, which vests on August 28, 2014. The amounts shown were not actually paid to the directors. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the restricted stock units awarded to each of them in fiscal 2013. These values were determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). See Note 16, Employee Benefit Plans under the subheading entitled "Restricted Stock and Restricted Stock Units" in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2013 for a discussion of our determination of the aggregate grant date fair value of these awards. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

(6)
Mr. Chiasson was appointed to the Board of Directors on August 28, 2013.

(7)
Messrs. Steinberg and Stone retired from the Board of Directors on May 22, 2013 and were appointed as Advisory Directors to serve for a term to expire on May 21, 2014.

Director Compensation

        Cash Compensation.    The following table shows the annual cash retainers paid to non-employee directors and committee chairpersons in fiscal 2013. Non-employee directors who join the Board during the year receive a pro-rated annual cash retainer.

Position	Amount
Non-Employee Director	$52,500
Lead Independent Director	$17,500
Audit Committee Chairperson	$20,000
Audit Committee Member	$2,500
Compensation Committee Chairperson	$15,000
Nominating and Corporation Governance Committee Chairperson	$10,000
Finance Committee Chairperson	$10,000

        Each non-employee director also received a fee of $1,500 for each in-person Board meeting, and each committee member received a fee of $1,250 for each in-person committee meeting. Each non-employee director and committee member received a fee of $1,000 for each telephonic Board or committee meeting in excess of one hour. Payment is made for each Board and committee meeting attended even if a non-employee director attends more than one Board or committee meeting on the same day. The Company also reimbursed its directors for ordinary and necessary travel expenses incurred in attending such meetings.

        Stock Awards.    Prior to 2008, the Company made grants of stock options to non-employee directors pursuant to the Company's 1993 Non-employee Director Stock Option Plan. That plan was terminated when the 2008 Incentive Plan was adopted in May 2008, and the Company commenced granting stock options to non-employee directors under the 2008 Incentive Plan. The terms of the 1993 Non-employee Director Stock Option Plan continue to govern outstanding grants made under it prior to its termination. Effective January 2010, the Board terminated its practice of granting stock options to non-employee directors and instead grants restricted stock units. Each outside director of the Company who does not elect to decline to participate in the 2008 Incentive Plan is automatically granted restricted stock units as follows: (1) on the date of the annual stockholders meeting, each outside director is automatically granted restricted stock units with a fair market value of $120,000, which restricted stock units will vest 100% on the earlier of (i) the date of the next annual stockholders meeting or (ii) one year from the date of grant, provided the outside director is providing services to the Company or a subsidiary on that date; and (2) each individual who first becomes an outside director is automatically granted a one-time grant, effective as of the date of appointment, equal to the grant he or she would have received if he or she had been elected at the previous annual stockholders meeting, pro-rated based on the number of days such director will actually serve before the one-year anniversary of such previous annual stockholders meeting, which restricted stock units will vest 100% one year from the date of grant, provided the outside director is providing services to the Company or a subsidiary on that date. Notwithstanding the foregoing, in the event of an outside director's termination of service due to his or her death, all unvested restricted stock units will immediately become 100% vested. Restricted stock units are awarded subject to such terms and conditions as established by the Compensation Committee, which may include the requirement that the holder forfeit the restricted stock units upon termination of service during the period of restriction.

        The Compensation Committee is responsible for the administration of the 2008 Incentive Plan. The 2008 Incentive Plan provides that the Compensation Committee may make certain adjustments to the exercise price and number of shares subject to awards in the event of a dividend or other distribution, recapitalization, stock split, reorganization, merger or certain other corporate transactions. Subject to certain limitations, the Compensation Committee is authorized to amend the 2008 Incentive Plan as it deems necessary, but no amendment may adversely affect the rights of a participant with respect to an outstanding award without the participant's consent.

 COMPENSATION DISCUSSION AND ANALYSIS

        This section contains a discussion of the material elements of compensation awarded to, earned by or paid to (i) our Chief Executive Officer ("CEO"), (ii) our Chief Financial Officer and (iii) our three other most highly compensated executive officers who were serving as executive officers as of December 28, 2013. These individuals are referred to as the "Named Executive Officers" in this Proxy Statement.

Executive Summary

        Our goal for our executive compensation program is to attract, motivate and retain executive officers, while aligning the interests of our executives with the interests of our stockholders. Compensation for our Named Executive Officers is comprised of a mix of base salary, annual cash incentive awards and long-term equity incentive awards. A substantial amount of each Named Executive Officer's total compensation is performance-based and linked to our operating performance.

        For fiscal 2013, Mr. Kartsotis, our CEO, continued to refuse all forms of compensation, expressing his belief that, given his level of stock ownership, his primary compensation is met by continuing to drive stock price growth, thereby aligning his interests with stockholders' interests. As a result, the following references to Named Executive Officers in this Compensation Discussion and Analysis do not include Mr. Kartsotis.

        In setting fiscal 2013 base salary and equity awards for the Named Executive Officers, our Compensation Committee considered our overall fiscal 2012 financial performance, the individual contributions of the Named Executive Officers to our overall fiscal 2012 financial performance, individual performance appraisals of the Named Executive Officers for fiscal 2012 and benchmarking data of our industry peer group. In addition, under the Fossil Group, Inc. 2010 Cash Incentive Plan (the "2010 Cash Incentive Plan"), cash bonus amounts for our Named Executive Officers were based on our fiscal 2013 financial performance and individual performance appraisals of the Named Executive Officers for fiscal 2013.

        Our financial performance for fiscal 2012 was strong once again. We reported record levels of operating income for fiscal 2012, driven by sales growth across our business segments. Financial highlights as reported for fiscal 2012 included:

  •
  net sales increased 11.3% to $2.9 billion, compared to $2.6 billion in fiscal 2011;

  •
  gross profit increased 11.6% to $1.6 billion, compared to $1.4 billion in fiscal 2011;

  •
  operating income increased 3.6% to $488.8 million, compared to $472.0 million in fiscal 2011;

  •
  net income increased 16.5% to $343.4 million, compared to $294.7 million in fiscal 2011; and

  •
  diluted earnings per share increased 21.3% to $5.59 per diluted share on 61.4 million shares, compared to $4.61 per diluted share on 64.0 million shares.

        The Compensation Committee's fiscal 2013 compensation decisions reflected our record fiscal 2012 results. As a result, in fiscal 2013, the Compensation Committee approved:

  •
  base pay increases ranging from 0% to 12.5% for our Named Executive Officers based on an analysis of peer group companies and comparative, competitive compensation packages;

  •
  grants of restricted stock units and stock appreciation rights, each with a cash value on the date of grant between 36% and 86% of the Named Executive Officer's base salary, consistent with our pay-for-performance compensation philosophy; and

  •
  discretionary bonuses and grants of restricted stock units for certain of our Named Executive Officer in the first quarter of fiscal 2013 to reward them for the Company's strong financial performance in fiscal 2012.

        In fiscal 2013, the Compensation Committee also set operating income target thresholds for fiscal 2013 cash incentive awards at $494 million, $523 million and $566 million for payouts of 10%, 50% and 110%, respectively, of each Named Executive Officer's eligible cash incentive bonus amount as determined by such Named Executive Officer's 2013 performance rating. While these target levels were lower than the operating income target levels set for fiscal 2012, they were above our actual fiscal 2012 operating income of $489 million. The lower operating income targets for fiscal 2013 resulted from the Compensation Committee's determination that, while we had record results in 2012, the operating income targets set for fiscal 2012 were too aggressive.

        Fiscal 2013 was another year of record financial results for us. We again reported record levels of operating income, driven by net sales growth in all business segments. Our operating income increased 15% to $561.6 million, compared to fiscal 2012. As a result, each of the Named Executive Officers received 100% of his or her eligible cash incentive bonus amount under the 2010 Cash Incentive Plan.

Compensation Program

Compensation Program Objectives and Philosophy

        Our compensation objectives are to maintain competitive pay practices that will enable us to attract, retain and reward executives who are capable of leading us in achieving our strategic business objectives. To meet these goals, we use base salary, performance-based short-term cash incentive compensation and long-term equity-based incentive awards. We believe this mix of short-term and long-term compensation rewards and reinforces the value-added contributions and attainment of performance objectives that aid us in achieving profitability goals and creating stockholder value. A significant portion of senior management's compensation is equity-based in order to emphasize the link between executive compensation and the creation of stockholder value as measured by increases in the price of our shares of Common Stock.

        We utilize external benchmarking data and a comparable industry peer group to establish competitive total compensation pay practices that are appropriate for our industry. We evaluate our executives' compensation on an annual basis and make changes accordingly. We also take into consideration current economic conditions and our financial projections. We target overall compensation for a Named Executive Officer achieving an "exceeds expectations" performance rating to be around the 50th percentile of the companies that we believe comprise our industry peer group and with whom we believe we principally compete for executive officer candidates. However, compensation may be set higher when considered necessary to attract or retain key executives or when an executive consistently achieves "outstanding" or "exceeds expectations" performance ratings.

        Although substantial portions of our compensation program are performance-based, we do not believe that the risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our company. In making this determination, our Executive Vice President of Human Resources (the "EVP of HR") and our Compensation Committee evaluated the risk profile of the Company's compensation programs and policies. In performing this evaluation, the EVP of HR and the Compensation Committee looked at each element of compensation and the associated risks and mitigating factors for each element of compensation. Specifically, the evaluation included the mix of short-term and long-term incentive compensation, extended vesting periods for long-term equity awards, the mix of corporate and specific business unit measures used in assessing performance, the use of multiple performance review criteria, the Compensation Committee's discretion in making individual awards and caps on individual compensation awards.

Overview of Compensation Program Design

        Our compensation program is designed to achieve our objectives of attracting, retaining and motivating employees and rewarding them for achievements that we believe will bring us success and create stockholder value. This program is designed to be competitive with the companies in the industry with which we compete for talent. A significant portion of the compensation for our Named Executive Officers includes annual long-term equity awards that have extended vesting periods. The purpose of these awards is to serve as both a retention tool and incentive mechanism that will encourage recipients to remain with us and create value for both the award recipient and our stockholders.

        In the first quarter of fiscal 2013, our Compensation Committee considered the following factors in establishing the base salary and long-term equity incentive compensation of our Named Executive Officers for fiscal 2013:

  •
  Our overall operating performance during fiscal 2012 and the contributions of the Named Executive Officers with respect to: (i) our overall performance; (ii) the results of each division and whether such division achieved its sales and/or expense goals; and (iii) the results of each division as compared to the budget for that division.

  •
  Individual performance appraisals of the Named Executive Officers and their contributions in furtherance of our performance goals in fiscal 2012 and other objectives as established by our CEO and the Compensation Committee, including a subjective evaluation of each Named Executive Officer's (i) vision and strategic direction with respect to his or her individual business responsibilities; (ii) ability to inspire and influence others; (iii) development of subordinates; (iv) execution of assigned tasks; and (v) ability to perform above and beyond the required scope and responsibilities of his or her enumerated role.

  •
  The compensation packages for executives who have similar positions and levels of responsibility at other companies in our industry peer group and relevant market benchmarking data.

Compensation Decision-Making

The Compensation Committee

        The Compensation Committee is appointed by the Board to exercise the Board's authority to compensate the executive management team and administer our stock-based and incentive compensation plans. The Compensation Committee typically meets in separate sessions at least on a quarterly basis. In addition, the Compensation Committee sometimes schedules special meetings or non-meeting "work sessions," either by telephone or in person, as necessary to fulfill its duties. Meeting agendas are established by the chairperson after consultation with other members of the Compensation Committee, the EVP of HR and Mr. Kartsotis, our CEO. The current members of the Compensation Committee are Ms. Agather, who serves as chairperson, Ms. Neal and Ms. Ragusa. Each of these Compensation Committee members served on the Compensation Committee during all of fiscal 2013. The Compensation Committee's full responsibilities with respect to our compensation practices are set forth in its charter and summarized above under "Board Committees and Meetings—Compensation Committee."

        In late 2012, the Compensation Committee again engaged Frederic W. Cook & Co., Inc. ("FWC") to assist the Compensation Committee and management in reviewing and determining appropriate, competitive compensation for our executive officers for fiscal 2013. The Compensation Committee has engaged FWC since 2009 and believes FWC's familiarity with the Company and its compensation policies allows FWC to provide more meaningful insights to the Compensation Committee. FWC also reviewed the design and competitiveness of the Company's non-employee director compensation program. FWC has continued to provide to us, at our request, benchmarking, best practices and other data relevant to our compensation programs and changes thereto. In fiscal 2013, FWC did not provide any other services to us.

        The Compensation Committee determined that the work of FWC did not raise any conflicts of interest in fiscal 2013. In making this assessment, the Compensation Committee considered the independence factors enumerated in new Rule 10C-1(b) under the Exchange Act, including the fact that FWC does not provide any other services to the Company, the level of fees received from the Company as a percentage of FWC's total revenue, policies and procedures employed by FWC to prevent conflicts of interest, and whether the individual FWC advisers to the Compensation Committee own any stock of the Company or have any business or personal relationships with members of the Compensation Committee or our executive officers.

Role of Executives in Establishing Compensation

        Our CEO, other members of management (particularly the EVP of HR), and Compensation Committee members regularly discuss our compensation issues and the performance and retention of our Named Executive Officers. Mr. Kartsotis with the assistance of the EVP of HR typically recommends to the Compensation Committee for its review, modification and approval the annual base salary, bonus and equity awards (if any) for the other members of the executive management team.

        The Compensation Committee would typically establish the base salary, bonus and equity incentive awards for the CEO, Mr. Kartsotis. However, Mr. Kartsotis again refused all forms of compensation for fiscal 2013. Mr. Kartsotis is one of the initial investors in our company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.

        Certain members of the executive management team and other employees regularly attend portions of Compensation Committee meetings in order to provide information and recommendations to the Compensation Committee as requested, although the Compensation Committee meets in executive session with only Compensation Committee members present when it deems appropriate. The CEO attended a portion of all but one of the Compensation Committee's formal meetings during fiscal 2013.

Use of Performance Rating

        Each Named Executive Officer's performance is evaluated annually in a performance review. The performance review leads to a performance rating, determined on the basis of both business metrics, which are quantitative measures of our performance and positioning, and position competencies, which are qualitative measures of individual performance and talent. Some of the business metrics include net sales, operating expense leverage, operating income, and gross margin. Some of the position competencies that are evaluated for each Named Executive Officer include setting direction and vision for the organization, cultivating corporate culture, managing resources, driving execution, decision making, leading communications, inspiring creativity and change, resolving conflict and collaborating, identifying and maximizing talent, coaching and developing, scorekeeping, and teambuilding. The overall performance review rating is used in determining base salary increases, short-term incentive payouts and the size of any equity grants.

        Performance ratings for each Named Executive Officer range from "outstanding," "exceeds expectations," "meets expectations," "improvement needed" to "unsatisfactory." The Compensation Committee and CEO review the qualitative and quantitative measures and subjectively determine the appropriate performance rating. The Compensation Committee and CEO do not assign any specific weights to the various qualitative and quantitative factors nor do they use any formulas to determine the appropriate performance rating. In addition, no one qualitative or quantitative factor is material to the ultimate determination of each Named Executive Officer's performance rating.

        During the first quarter of fiscal 2013, the Compensation Committee considered each Named Executive Officer's 2012 performance appraisal in setting his or her base salary and equity incentive awards for fiscal 2013. For fiscal 2012, Mr. Hart received an "outstanding" performance rating and each of Mr. White and Ms. Pritchard received a "meets expectations" performance rating. Mr. Secor joined the Company in December 2012 and was not eligible to receive a performance rating for 2012.

Use of Industry Comparative Data

        We operate in a highly competitive industry and retaining qualified personnel is critical to operating a successful business. As a result, we gather as much information as possible about the total compensation levels and practices at other companies in our industry peer group. Determining the companies to use for this comparison is a complex task. Because some of our competitors are not publicly traded, it is difficult to obtain information about their specific executive positions that are comparable to those of our executives. With the help of the Human Resources Department and FWC, the Compensation Committee has developed a peer group of companies that it reviews. The Compensation Committee reviews the group annually and makes any necessary adjustments. The peer group is comprised so that the median revenue size of the peer group is at or close to our annual revenue. In fiscal 2013, the peer group consisted of the following 15 companies:

American Eagle Outfitters, Inc.	Deckers Outdoor Corporation	Ralph Lauren Corporation
Abercrombie & Fitch Co.	The Estee Lauder Companies Inc.	Under Armour, Inc.
Chicos FAS, Inc.	Guess?, Inc.	Urban Outfitters Inc.
Coach, Inc.	Michael Kors Holdings Limited	VF Corporation
Columbia Sportswear Company	PVH Corp.	Wolverine World Wide, Inc.

        The Human Resources Department, with the assistance of FWC, obtains relevant data for each company from that company's SEC filings or as otherwise available. In addition, the Human Resources Department utilizes executive compensation surveys to benchmark comparable positions.

        The data reviewed by the Compensation Committee in setting fiscal 2013 compensation included compensation information for each of the named executive officers identified by each company as well as each company's financial performance data. From this company-specific information as well as the surveys reviewed, our EVP of HR presented the data to the Compensation Committee by each compensation element. This data provided visibility into how the compensation of each of our Named Executive Officers compared to his or her peer group counterpart with respect to each compensation component and total compensation. The Compensation Committee evaluated base salaries, target bonuses, actual bonuses, stock option awards, restricted stock awards, and any other equity or incentive programs for which we could obtain data. The Compensation Committee did not assign any particular weights or formulas to the individual elements of compensation at peer companies or shown in the surveys. Rather, the Compensation Committee evaluated the compensation of each of the Named Executive Officers in light of the totality of the information reviewed for their peers.

Other Compensation Policies

        Consistent with our compensation philosophies described above, our goal for fiscal 2013 was to provide each Named Executive Officer with an executive compensation program that was appropriate to our business, as well as competitive with the compensation paid to comparable executives in our industry peer group.

        Historically, the Compensation Committee has not used a pre-established policy or target for allocating between either cash and non-cash or short-term and long-term incentive compensation. The CEO reviews information, surveys and other information he considers relevant, which includes information from FWC, to determine the appropriate level and mix of incentive compensation for each

Named Executive Officer and make recommendations to the Compensation Committee, which also has access to the background material reviewed by the CEO. The portion of an executive's total compensation that is contingent upon our performance tends to increase commensurate with the executive's position within the Company. This approach is designed to provide more upside potential and downside risk for executives in more senior positions.

        We attempt to ensure that both cash and equity components of total compensation are tax deductible, to the maximum extent possible and applicable, by the use of stockholder-approved plans that are intended to comply, to the extent practicable, with Section 162(m) of the Code. In fiscal 2010, upon recommendation of the Compensation Committee, the Board of Directors adopted, and our stockholders approved, the 2010 Cash Incentive Plan, which formalized our annual cash incentive award program and made it compliant with Section 162(m) of the Code.

        For fiscal 2013, our compensation program was structured to provide each Named Executive Officer with the opportunity to earn, through a combination of base salary and bonus target awards, total cash compensation around the 50th percentile of our industry peer group for an "exceeds expectations" performance rating. We also attempted to ensure that a substantial amount of each Named Executive Officer's total compensation was performance-based, was linked to our operating performance, and derived its long-term value from the market price of our Common Stock.

Stockholder Say-on-Pay Votes

        Following our 2013 Annual Meeting of Stockholders, the Compensation Committee also considered the advisory vote of our stockholders on executive compensation when reviewing our compensation decisions and policies. Of those stockholders voting, on an advisory basis, for or against the proposal, approximately 99% voted to approve our executive compensation. The Compensation Committee believes this affirms stockholders' support of our approach to executive compensation and did not change its approach in fiscal 2013. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Executive Officer Changes

        In December 2012, we hired Dennis R. Secor as our Chief Financial Officer. To incentivize Mr. Secor to accept our offer of employment, we paid Mr. Secor a $200,000 signing bonus in December 2012 and, on January 15, 2013, granted Mr. Secor restricted stock units with a grant date fair value of $306,250 and stock appreciation rights with a grant date fair value of $306,250.

        In July 2013, Ms. Pritchard assumed a new role for us as President of our Skagen Division. Ms. Pritchard previously served as the President of our Retail Division. To incentivize Ms. Pritchard to accept this new role, we granted Ms. Pritchard restricted stock units with a grant date fair value of $1,129,950.

Elements of Compensation

        During fiscal 2013, our Named Executive Officer compensation program included four components: (i) base salary; (ii) a performance-based short-term cash bonus program; (iii) the grant of long-term equity incentives in the form of stock-settled stock appreciation rights and restricted stock units; and (iv) other compensation and employee benefits generally available to all of our employees, such as health insurance, group life and disability insurance and participation in our 401(k) plan. During fiscal 2013, Mr. Kartsotis again refused all forms of compensation.

Base Salaries

        Annually, the CEO reviews and recommends to the Compensation Committee individual salaries for the Named Executive Officers. In reviewing the CEO's recommendations and determining individual salaries, the Compensation Committee considers the scope of job responsibilities, individual performance and contributions, as well as our overall performance and annual budget guidelines for merit increases. The Compensation Committee's objective is to award base compensation levels for each Named Executive Officer around the median for the comparable position within our industry peer group based upon market data and assuming the Named Executive Officer merits an "exceeds expectations" performance rating. However, salaries may be set higher when considered necessary to attract or retain key executives or when an executive consistently achieves "outstanding" or "exceeds expectations" performance ratings. Base salaries are reviewed annually and adjustments are based on both financial and non-financial results. Typically, adjustments to salaries are made in the first quarter of each fiscal year during our performance review process.

        For fiscal 2013, based on an analysis of our peer group companies, comparative, competitive compensation packages and our fiscal 2012 operating performance, our CEO recommended to the Compensation Committee base pay increases of 0% to 12.5% for our Named Executive Officers. The Compensation Committee approved the recommended increases.

        The following table shows the base salary for each Named Executive Officer in fiscal 2013 and 2012 and the percentage change year-over-year:

Name	Fiscal 2013	Fiscal 2012	Change
Darren E. Hart	$540,000	$480,000	12.5%
Jennifer L. Pritchard	$630,000	$610,000	3.3%
Dennis R. Secor	$500,000	$500,000	0%
John A. White	$610,000	$600,000	1.7%

Short-Term Annual Cash Incentive and Retention Awards

        General.    The 2010 Cash Incentive Plan is a performance-based annual cash incentive plan that links cash incentive awards to achieving pre-established performance goals. For fiscal 2013, award opportunities were determined based upon two performance-based measures: (i) the Named Executive Officer's overall performance rating based on fiscal 2013 performance, and (ii) achievement of our fiscal 2013 operating income targets. The same criteria were used for all other employees eligible to participate in the incentive plan.

        For fiscal 2013, each Named Executive Officer was eligible for a payout under the plan ranging from 0% of base salary for a "needs improvement" performance rating to 125% of base salary for our President and 100% of base salary for our other executive officers for an "outstanding" performance rating. We refer to this as the "Performance Rating Percentage." Once the Performance Rating Percentage is determined, the actual cash incentive amounts are paid based on the extent to which our operating income targets are achieved. The actual cash incentive amounts range from 10% to 110% of the eligibility amount determined by the performance rating. We refer to this as the "Bonus Payout Percentage." In fiscal 2013, the Compensation Committee did not change the Performance Rating Percentages nor the Bonus Payout Percentages.

        Operating income targets are pre-approved by the Compensation Committee in our first fiscal quarter and include a threshold for initial payout, midpoint and maximum payment targets. For example, if our President received an "outstanding" performance rating, he or she would be eligible for a cash incentive award equal to 125% of base salary, but would only be paid 50% of the amount if we achieved operating income levels at the 50% payout level. Cash incentive awards are paid only if our operating income threshold is achieved and the employee's performance rating is at least a "meets expectations." The calculation of bonus amounts described above can be summarized by the following formula:

        Named Executive Officer Bonus Amount = Named Executive Officer Salary × Bonus Payout Percentage × Performance Rating Percentage

        The Compensation Committee approves the specific payments to the Named Executive Officers under the 2010 Cash Incentive Plan. The Compensation Committee also retains discretion to recommend additional discretionary cash bonuses during the year based on factors such as promotions and business segment, department or individual performance.

        Bonus Payout Percentage.    The Bonus Payout Percentage is based on the Company's operating income for the fiscal year. For fiscal 2013, the Compensation Committee set the operating income target thresholds for an initial payout (10% award), midpoint (50% award) and maximum (110% award) at $494 million, $523 million and $566 million, respectively. At the time the Compensation Committee set the operating income target levels, it also set a scale of percentage award amounts, so that if we had achieved operating income between the threshold and midpoint or the midpoint and maximum, the award percentage would be proportionately adjusted. In fiscal year 2013, the Company achieved record operating income of $562 million, which was 15% higher than fiscal year 2012 operating income. As a result, the Bonus Payout Percentage for each Named Executive Officer was 100% under the 2010 Cash Incentive Plan for fiscal 2013.

        Performance Rating Percentage.    The Performance Rating Percentage is based on the performance rating of each Named Executive Officer for the fiscal year. For fiscal 2013, our Named Executive Officers received the following performance ratings: Mr. Secor and Mr. Hart—"outstanding" and Ms. Pritchard and Mr. White—"exceeds expectations", resulting in a Performance Rating Percentage of 100% for Mr. Secor and Mr. Hart and 75% for Ms. Pritchard and Mr. White.

        Named Executive Officer Bonus Amounts.    As a result of the foregoing inputs, the cash bonus amounts for each Named Executive Officer for fiscal year 2013 were:

    Dennis R. Secor—$500,000
    Darren E. Hart—$540,000
    Jennifer L. Pritchard—$472,500
    John A. White—$457,500

        Discretionary Bonuses.    In the first quarter of 2013, the Compensation Committee awarded discretionary cash bonuses for retention purposes to Ms. Pritchard in the amount of $230,000 and to Mr. Hart in the amount of $240,000.

Long-Term Retention and Incentive Equity Awards

        We believe that substantial equity ownership and equity awards encourage management to take actions favorable to the medium and long-term interests of the Company and its stockholders and align their interests with the interests of the Company and its stockholders. We believe that including equity awards in the compensation program serves our longer term goals, including management retention, because the value of equity, whether in the form of stock options, stock appreciation rights, restricted stock or restricted stock units, is realized over several years. Accordingly, equity-based compensation constitutes a significant portion of the overall compensation of the Named Executive Officers.

        In the fourth quarter of fiscal 2012, the CEO and Human Resources Department recommended to the Compensation Committee, and the Compensation Committee approved, guidelines for the grant of equity awards for each management level within the Company eligible to participate in the Company's equity plan for fiscal 2012 performance. These equity grant guidelines set out the percentage of an employee's total cash compensation that may be granted in the form of stock appreciation rights, restricted stock units or restricted stock for a "meets expectations", "exceeds expectations" and "outstanding" performance review rating. The higher the performance review rating, the higher the amount of equity awarded as a percentage of total cash compensation. Total cash compensation consists of the employee's adjusted base salary following his or her annual performance review and any bonus amount paid to the employee.

        Based on these equity grant guidelines, in the first quarter of fiscal 2013, the CEO and Human Resources Department recommended to the Compensation Committee the percentages of total cash compensation that may be granted in the form of equity incentive awards for each of the Named Executive Officers based on such Named Executive Officer's fiscal 2012 performance review rating. In recommending the size, frequency and type of long-term incentive grants to the Named Executive Officers, the CEO may also take into account tax implications to the Named Executive Officer and to the Company as well as the expected accounting impact and dilution effects. The Compensation Committee makes the ultimate determination regarding these grants and can increase or decrease the recommended awards in its subjective discretion. For fiscal 2013, the Compensation Committee did not alter the award levels for the Named Executive Officers recommended by the CEO.

        In March 2013, the Compensation Committee granted to the Named Executive Officers a combination of restricted stock units and stock appreciation rights both of which vest pro-rata over three years. Stock appreciation rights are made at a specified strike price set forth in the applicable award agreement, which is generally the mean of the highest and lowest sales price of our Common Stock on the date of grant of the award or on the last preceding trading date if no sales are made on the date of grant.

        The grants of restricted stock units and stock appreciation rights to our Named Executive Officers are made using a value-based granting system. Under our value-based granting system, the amount of equity our Named Executive Officers receive is individually calculated using the Named Executive Officer's total cash compensation multiplied by the percentages recommended by the CEO and approved by the Compensation Committee. Once the cash value for each grant is calculated, we convert the cash value into a number of stock appreciation rights using the Black-Scholes value on the date of grant and a number of restricted units using the fair market value of our Common Stock (as defined in the 2008 Incentive Plan) on the date of grant. Starting in fiscal 2011, we used a value-based granting system in order to provide our Named Executive Officers with equity grants that had a set cash value on the date of grant. In general, in prior fiscal years, grants made to our Named Executive Officers were made using a unit-based granting system that resulted in the value of the grants changing from year-to-year strictly based on the market price of our Common Stock on the date of grant.

        Each of our Named Executive Officers, except Mr. Secor, was eligible to receive grants of restricted stock units and grants of stock appreciation rights, each with a cash value equal to 18%, 35% or 43% of the Named Executive Officer's total cash compensation for a fiscal 2012 performance review rating of "meets expectations", "exceeds expectations" or "outstanding", respectively.

        Because Mr. Hart received an "outstanding" fiscal 2012 performance review rating, in March 2013, he received a grant of restricted stock units and a grant of stock appreciation rights, each with a cash value equal to 43% of his fiscal 2013 base salary, or $232,200. Because Mr. White and Ms. Pritchard each received a "meets expectations" fiscal 2012 performance review rating, in March 2013, they received a grant of restricted stock units and a grant of stock appreciation rights, each with a cash value equal to 18% of his or her fiscal 2013 base salary, or $109,800 and $113,400, respectively.

        In addition, in the first quarter of fiscal 2013, the Compensation Committee awarded discretionary restricted stock unit awards for retention purposes to our certain of our Named Executive Officers with a fair market value as follows: Mr. Secor—$200,000; Mr. Hart—$412,800; Ms. Pritchard—$87,840; and Mr. White—$200,000.

        As described below under "Post-Termination Compensation," awards under the 2008 Incentive Plan and 2004 Long-Term Incentive Plan (the "2004 Incentive Plan") are subject to either optional vesting in the discretion of the Compensation Committee or immediate vesting following a "change in control." The events used to define "change in control" under these agreements were chosen because each reflects a circumstance in which, through a party's acquisition of a significant voting block, a shift in the control of the majority of the Board of Directors, or a corporate transaction, a person or group would be expected to obtain control or effective control over our policies and direction. In those circumstances, the Compensation Committee believes it may be appropriate to provide management the benefit of the awards that have been conveyed prior to such event and to waive the service and other conditions applicable to management's rights to such awards, because such change could reasonably be expected to materially alter our policies and objectives, and/or result in a material change in the composition of management.

Employee Benefits

        Benefit programs are generally egalitarian. Our qualified defined contribution 401(k) plan is available to our U.S. employees. Our Named Executive Officers may also participate in a deferred compensation plan. None of our Named Executive Officers contributed to the deferred compensation plan in fiscal 2013. Our Named Executive Officers do not receive perquisites other than a financial advisory services benefit up to $15,000 and an annual wellness benefit up to $4,000. All of our employees, including our Named Executive Officers, receive discounts on our products.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the members of management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement.

COMPENSATION COMMITTEE Elaine Agather, Chairperson Diane L. Neal Elysia Holt Ragusa

Compensation Committee Interlocks and Insider Participation

        During fiscal 2013, the Compensation Committee was comprised of Mses. Agather (Chairperson), Neal and Ragusa and, until his retirement in May 2013, Mr. Steinberg. During fiscal 2013, no member of the Compensation Committee was or had been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

 FISCAL 2013, 2012 AND 2011 SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation earned by or paid to our Named Executive Officers during fiscal years 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
Kosta N. Kartsotis(5)	2013	0	0	0	0	0	0		0
Chief Executive Officer	2012	0	0	0	0	0	0		0
and Director	2011	0	0	0	0	0	0		0
Dennis R. Secor(6)	2013	500,000	0	506,350	306,282	500,000	130,545	(7)	1,943,177
Executive Vice	2012	9,615	200,000	0	0	0	21,524	(7)	231,139
President, Chief
Financial Officer and
Treasurer
Darren E. Hart(8)	2013	530,769	240,000	645,073	232,223	540,000	91		2,188,156
Executive Vice	2012	475,385	125,000	386,317	286,127	0	81,011	(9)	1,353,840
President, HR	2011	233,654	300,000	801,428	275,662	337,500	233,565	(10)	2,181,809
Jennifer L. Pritchard	2013	626,923	230,000	1,331,249	113,444	472,500	91		2,774,207
President, Skagen	2012	601,539	0	459,311	359,206	0	91		1,420,147
	2011	549,616	0	344,090	344,081	416,250	364		1,654,401
John A. White(11)	2013	589,731	0	309,929	109,820	457,500	91		1,467,071
Executive Vice	2012	170,769	100,000	367,522	367,512	150,000	122,280	(12)	1,278,083
President and Chief
Operating Officer

(1)
The bonuses in 2013 for Mr. Hart and Ms. Pritchard and in 2012 for Mr. Hart were paid for retention purposes. The bonuses in 2012 for Mr. Secor, in 2011 for Mr. Hart and in 2012 for Mr. White were sign on bonuses.

(2)
Consists of awards of restricted stock units granted pursuant to the 2008 Incentive Plan. All awards vest pro-rata over three years, except for one grant to Mr. Hart in 2011 that vested on March 15, 2012. The amounts shown were not actually paid to the Named Executive Officers. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the restricted stock units awarded to each of them in fiscal years 2011, 2012 and 2013. These values were determined in accordance with FASB ASC Topic 718. See Note 16, Employee Benefit Plans, under the subheading entitled "Restricted Stock and Restricted Stock Units" in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2013 for a discussion of our determination of the aggregate grant date fair value of these awards. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

(3)
Consists of awards of stock appreciation rights granted pursuant to the 2008 Incentive Plan. The amounts shown were not actually paid to the Named Executive Officers. Rather, as required by the rules of the SEC, the amounts represent the aggregate grant date fair value of the stock appreciation rights awarded to each of them in fiscal years 2011, 2012 and 2013. These values were determined in accordance with FASB ASC Topic 718. See Note 16, Employee Benefit Plans, under the subheading entitled "Stock Options and Stock Appreciation Rights" in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2013 for the assumptions used in determining the aggregate grant date fair value of these awards. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

(4)
The amounts shown were earned in the fiscal year listed, but paid in the first quarter of the following fiscal year. Mr. Hart's 2011 bonus was guaranteed as part of his offer letter to join the Company and was in lieu of his participation in our 2011 cash incentive plan. Mr. White's 2012 bonus was guaranteed as part of his offer letter to join the Company and was in lieu of his participation in our 2012 cash incentive plan.

(5)
Mr. Kartsotis refused all forms of compensation for fiscal years 2011, 2012 and 2013. Mr. Kartsotis is one of the initial investors in the Company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.

(6)
Mr. Secor joined the Company in December 2012.

(7)
Includes reimbursement of $130,454 in moving expenses.

(8)
Mr. Hart joined the Company in June 2011.

(9)
Includes reimbursement of $74,670 in moving expenses.

(10)
Includes reimbursement of $223,025 in moving expenses and $2,646 for COBRA.

(11)
Mr. White joined the Company in September 2012.

(12)
Includes reimbursement of $118,133 in moving expenses.

 FISCAL 2013 GRANTS OF PLAN-BASED AWARDS TABLE

        The following table provides information regarding plan-based awards granted during fiscal 2013 to the Named Executive Officers.

					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)							Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold(2) ($)	Target(3) ($)	Maximum(4) ($)
Kosta N. Kartsotis(5)	N/A	N/A	N/A	N/A	0		0		N/A	N/A
Dennis R. Secor		20,000	187,500	550,000
	1/15/13				3,014	(6)				306,328
	1/15/13						6,310	(7)	101.64	306,282
	3/15/13				1,880	(6)				200,023
Darren E. Hart		21,600	202,500	594,000
	3/15/13				6,063	(6)				645,073
	3/15/13						4,614	(7)	106.40	232,223
Jennifer L. Pritchard		25,200	236,250	693,000
	3/15/13				1,892	(6)				201,299
	3/15/13						2,254	(7)	106.40	113,444
	8/1/13				10,000	(6)				1,129,950
John A. White		24,400	228,750	671,000
	3/15/13				2,913	(6)				309,929
	3/15/13						2,182	(7)	106.40	109,820

(1)
These amounts reflect potential payments under the 2010 Cash Incentive Plan.

(2)
Threshold payments assume that the executive received a "meets expectations" performance rating and the Company achieved operating income levels at the first payout level. Cash incentive awards are paid if the operating income thresholds are at least at the first payout level and the executive's performance rating is a "meets expectations," "exceeds expectations" or "outstanding." We consider "meets expectations" to be the threshold performance rating.

(3)
Target payments assume that the executive received an "exceeds expectations" performance rating and the Company achieved operating income levels at the midpoint target level. We consider "exceeds expectations" to be the target performance rating.

(4)
Maximum payments assume that the executive received an "outstanding" performance rating and the Company achieved operating income levels at the total payout level. We consider "outstanding" to be the maximum performance rating.

(5)
Mr. Kartsotis refused all forms of compensation for fiscal years 2011, 2012 and 2013. Mr. Kartsotis is one of the initial investors in the Company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.

(6)
Consists of restricted stock units awarded pursuant to the 2008 Incentive Plan. These awards vest one-third each year over three years following the grant date.

(7)
Consists of stock appreciation rights awarded pursuant to the 2008 Incentive Plan. All awards vest one-third each year over three years following the grant date.

Perquisites

        Except for certain moving expenses that we reimbursed to certain Named Executive Officers as reflected in the Summary Compensation Table above, the Named Executive Officers do not receive any perquisites or personal benefits other than a financial advisory services benefit up to $15,000 and an annual wellness benefit up to $4,000.

Employment Agreements

        We are not a party to any employment agreement with any of our Named Executive Officers. We believe that employment agreements are not currently necessary in order to attract and retain talented personnel. However, due to the ever-changing marketplace in which we compete for talent, this practice is regularly reviewed by the Compensation Committee to help ensure that we remain competitive in our industry and the Compensation Committee may determine that such arrangements are in our best interest in the future.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END TABLE

        The following table provides information about the number of outstanding equity awards held by our Named Executive Officers at fiscal year-end 2013. The table also includes, where applicable, the value of these awards based on the closing price of our Common Stock on the Nasdaq on December 28, 2013, which was $120.12 per share. All awards vest one-third each year over three years following the grant date, except as otherwise noted.

							Stock Awards(2)
		Option Awards(1)
							Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Kosta N. Kartsotis(3)	N/A	—	—		N/A	N/A	—		—
Dennis R. Secor	1/15/13	—	6,310		101.64	1/15/21	3,014		362,042
	3/15/13	—	—		—	—	1,880		225,826
Darren E. Hart	7/15/11	3,562	1,781		128.29	7/15/19	2,014		241,922
	3/15/12	1,649	3,296		127.84	3/15/20	1,432		172,012
	3/15/13	—	4,614		106.40	3/15/21	6,063		728,288
Jennifer L. Pritchard	3/15/09	—	4,800	(4)	13.65	3/15/17	1,800	(4)	216,216
	3/15/11	—	3,381		81.23	3/15/19	1,412		169,609
	3/15/12	2,070	4,138		127.84	3/15/20	2,395		287,687
	3/15/13	—	2,254		106.40	3/15/21	1,892		227,267
	8/1/13	—	—		—	—	10,000		1,201,200
John A. White	10/15/12	3,091	6,181		83.83	10/15/20	2,922		350,991
	3/15/13	—	2,182		106.40	3/15/21	2,913		349,910

(1)
Consists of stock appreciation rights issued pursuant to the 2008 Incentive Plan.

(2)
Consists of restricted stock units issued pursuant to the 2008 Incentive Plan.

(3)
Mr. Kartsotis refused all forms of compensation for fiscal years 2011, 2012 and 2013. Mr. Kartsotis is one of the initial investors in the Company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.

(4)
These awards vest in equal 20% installments over five years following the grant date.

2008 Incentive Plan

        Pursuant to the 2008 Incentive Plan, the Compensation Committee awards a combination of restricted stock units and stock appreciation rights. Stock appreciation rights are made at a specified strike price set forth in the applicable award agreement, which is generally the mean of the highest and lowest sales price of our Common Stock on the date of grant of the award or on the last preceding trading date if no sales are made on the date of grant. Restricted stock units and stock appreciation rights are awarded subject to such terms and conditions as established by the Compensation Committee, including vesting periods. Pursuant to awards granted to our Named Executive Officers under the 2008 Incentive Plan, unvested restricted stock units and stock appreciation rights will become fully exercisable or vested upon a change in control or death and will terminate upon any other termination of employment, except "Retirement" as provided under the Executive Retirement Agreements. See "Post-Termination Compensation" for a definition of change in control and a discussion of the extended vesting terms under the Executive Retirement Agreements.

        The Compensation Committee is responsible for the administration of the 2008 Incentive Plan. The 2008 Incentive Plan provides that the Compensation Committee may make certain adjustments to the exercise price and number of shares subject to awards in the event of a dividend or other distribution, recapitalization, stock split, reorganization, merger or certain other corporate transactions. Subject to certain limitations, the Compensation Committee is authorized to amend the 2008 Incentive Plan as it deems necessary, but no amendment may adversely affect the rights of a participant with respect to an outstanding award without the participant's consent.

2004 Incentive Plan

        Prior to adoption of the 2008 Incentive Plan, the Compensation Committee awarded restricted stock units and stock appreciation rights pursuant to the 2004 Incentive Plan. Stock appreciation rights were made at a specified strike price set forth in the applicable award agreement, which was generally the mean of the highest and lowest sales price of our Common Stock on the date of grant of the award or on the last preceding trading date if no sales were made on the date of grant. Restricted stock units and stock appreciation rights were awarded subject to such terms and conditions as established by the Compensation Committee, including vesting periods. Pursuant to awards granted to our Named Executive Officers under the 2004 Incentive Plan, unvested restricted stock units and stock appreciation rights will become fully exercisable or vested upon a change in control or death, and will terminate upon any other termination of employment, except "Retirement" as provided under the Executive Retirement Agreements. See "Post-Termination Compensation" for a definition of change in control and a discussion of the extended vesting terms under the Executive Retirement Agreements.

        The 2004 Incentive Plan was terminated on May 21, 2008. However, the termination of the 2004 Incentive Plan did not impair outstanding awards which continued in accordance with their original terms.

 FISCAL 2013 OPTION EXERCISES AND STOCK VESTED TABLE

        The following table provides information about the number of shares issued upon option exercises, the number of stock awards that vested, and the value realized on exercise or vesting, by our Named Executive Officers during fiscal year 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kosta N. Kartsotis	0	0	0	0
Dennis R. Secor	0	0	0	0
Darren E. Hart	0	0	2,440	260,566
Jennifer L. Pritchard	6,692	1,191,473	8,675	910,615
John A. White	0	0	1,462	170,791

(1)
Represents the difference between the closing price of the Common Stock on Nasdaq on the exercise date and the exercise price multiplied by the number of shares underlying each exercised stock appreciation right.

(2)
Represents the value of vested restricted stock units calculated by multiplying the gross number of vested restricted stock units by the closing price of the Common Stock on Nasdaq on the vesting date.

Post-Termination Compensation

        Post-Termination Arrangements.    We have not entered into change in control or other post-termination agreements with any of our Named Executive Officers or other members of the executive management team. However, pursuant to awards granted to our Named Executive Officers under the 2008 Incentive Plan, unvested restricted stock units and stock appreciation rights will become fully exercisable or vested upon a change in control or death and will terminate upon any other termination of employment.

        A "change in control" is generally defined under the 2008 Incentive Plan as the occurrence of any of the following events: (i) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities (or an additional 10% of such voting power by a 30% or greater holder of such voting power); (ii) individuals who on the effective date of the 2008 Incentive Plan constituted our Board of Directors and their successors or other nominees that are appointed or otherwise approved by a vote of at least a majority of the directors then still in office who either were directors on the effective date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the Board of Directors; (iii) there is a merger or consolidation of the Company or any direct or indirect subsidiary, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such transaction continuing to represent at least 60% of the combined voting power of the surviving entity or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; (iv) stockholder approval of a plan of complete liquidation or dissolution of the Company, or consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or (v) any tender or exchange offer is made to acquire 30% or more of the securities of the Company, other than an offer made by the Company, and shares are acquired pursuant to that offer.

        In addition, in the event of death or a change in control of the Company, all outstanding restricted stock units and stock appreciation rights under our 2004 Incentive Plan will become fully exercisable or vested. Unvested restricted stock units and stock appreciation rights granted under the 2004 Incentive Plan terminate upon any other termination of employment.

        A "change in control" under the 2004 Incentive Plan is generally defined as (i) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities, or (ii) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of our Company with or into another corporation.

        Executive Retirement Agreements.    The Company has entered into an Executive Retirement Agreement with Messrs. Hart and White and Ms. Pritchard. Pursuant to the Executive Retirement Agreement, following such Named Executive Officer's retirement at a minimum of age 55 and 10 years of service with the Company ("Retirement"), (i) the Named Executive Officer's outstanding equity awards will continue to vest in accordance with their respective vesting schedules for 12 months following Retirement and (ii) all stock appreciation rights vested upon Retirement, or during the 12 months following Retirement, will remain exercisable for the 12 months following Retirement or 90 days after vesting, whichever is later. The foregoing vesting and exercise provisions apply to all equity awards outstanding on the date of the Executive Retirement Agreement and to all future equity awards granted to such Named Executive Officer.

        Each Executive Retirement Agreement contains non-competition and non-solicitation provisions pursuant to which the Named Executive Officer will be prohibited from competing with, or soliciting clients, manufacturers or suppliers of, the Company and from soliciting the Company's employees or independent contractors for 12 months following such Named Executive Officer's Retirement. In addition, the Executive Retirement Agreement contains a clawback provision pursuant to which the Named Executive Officer's compensation will be subject to recovery by the Company if, in the year such compensation is paid or within the three year period thereafter, (i) the Company is required to prepare an accounting restatement due to material noncompliance by the Company or an affiliate with any financial reporting requirement under applicable securities laws and during such three year period the Named Executive Officer was either a named executive officer of the Company or an employee of the Company who was responsible for the preparation of the Company's financial statements, or (ii) the Company is required by applicable law to require repayment by the Named Executive Officer of such compensation.

        Post-Employment Compensation Table.    Set forth below are the amounts that the Named Executive Officers would have received upon a change in control or death as of December 28, 2013. In calculating the amounts in the table, the Company based the stock distribution values on a price of $120.12 per share, which was the closing price of the Common Stock on the Nasdaq as of December 28, 2013.

Name	Restricted Stock Units ($)	Stock Appreciation Rights ($)	Total ($)
Kosta N. Kartsotis	0	0	0
Dennis R. Secor	587,867	116,637	704,504
Darren E. Hart	1,142,221	63,303	1,205,524
Jennifer L. Pritchard	2,101,980	673,393	2,775,373
John A. White	700,900	254,174	955,074

Equity Compensation Plan Information

        The following table provides certain information as of December 28, 2013 with respect to our equity compensation plans under which our equity securities are authorized for issuance:

Plan Category	(a) Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	(b) Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	572,144	$76.15(2)	3,066,034
Equity compensation plans not approved by security holders	Not applicable	Not applicable	Not applicable
Total	572,144		3,066,034

(1)
Includes 48,426 shares of Common Stock that would be issued upon exercise of all stock appreciation rights as of December 28, 2013 based on the closing price of our Common Stock on the Nasdaq on December 28, 2013, which was $120.12 per share.

(2)
Excludes restricted stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders"), to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and 10% Stockholders of the Company are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under Section 16(a) applicable to its executive officers, directors and 10% Stockholders were timely met.

Certain Relationships and Related Transactions

        Mr. Rasheed Shroff (the son of Mr. Jal S. Shroff) is an employee of Fossil Asia Pacific Ltd., a wholly-owned subsidiary of the Company. Mr. Rasheed Shroff earned approximately $248,707 in cash compensation in fiscal 2013. In addition, under the 2008 Incentive Plan, Mr. Rasheed Shroff received a grant of 268 restricted stock units.

        In accordance with the Company's Audit Committee charter, any proposed transaction that has been identified as a related party transaction under Item 404 of SEC Regulation S-K may be consummated or materially amended only following the approval by the Audit Committee. A related party transaction means a transaction, arrangement or relationship in which the Company and any related party are participants in which the amount involved exceeds $120,000. A related party includes (i) a director, director nominee or executive officer of the Company, (ii) a security holder known to be an owner of more than 5% of the Company's voting securities, (iii) an immediate family member of the foregoing or (iv) a corporation or other entity in which any of the foregoing persons is an executive, principal or similar control person or in which such person has a 5% or greater beneficial ownership interest.

        In the event that the Company proposes to enter into a related party transaction, management of the Company shall present the transaction to the Audit Committee for review, consideration and approval. The Audit Committee, in approving or rejecting the proposed transaction, shall consider all the facts and circumstances deemed relevant by and available to the Audit Committee. The Audit

Committee shall approve only those transactions that, in light of the circumstances, are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith exercise of its discretion.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 2)

        Section 14A of the Exchange Act implements requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (sometimes referred to as "say on pay"). At our 2011 annual meeting of stockholders, stockholders voted on a non-binding proposal to advise on whether the advisory vote on executive compensation should occur every one, two or three years. As a majority of our stockholders (58%) voted in favor of an annual advisory vote, the Board decided to annually provide stockholders with an advisory vote on the compensation of our Named Executive Officers. Accordingly, the Company is providing stockholders with its annual advisory vote on executive compensation. We are asking stockholders to indicate their support for our Named Executive Officers' compensation as described in this proxy statement by voting "FOR" the following resolution:

  "Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Company's proxy statement for the 2014 Annual Meeting."

        This vote is non-binding. The Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

        As described in detail under "Compensation Discussion and Analysis," our compensation programs are designed to motivate our executives to create a successful company. Equity compensation in the form of restricted stock units and stock appreciation rights that are subject to further time-based vesting is the largest component of executive compensation. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards) reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES, AND THE RELATED NARRATIVE DISCLOSURE.

 APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3)

        The Company's independent registered public accounting firm for the fiscal year ended December 28, 2013 was Deloitte & Touche LLP. It is expected that one or more representatives of such firm will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The Audit Committee of the Company has selected the firm of Deloitte & Touche LLP as the Company's principal independent registered public accounting firm for the fiscal year ending January 3, 2015. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board has decided to ascertain the position of the stockholders on the appointment. The Audit Committee will reconsider the appointment if it is not ratified. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee feels that such a change would be in the Company's and its stockholders' best interests. The affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required for ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 3, 2015.

        The following table summarizes the aggregate fees (excluding value added taxes) billed to the Company and its subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for the fiscal years ended December 28, 2013 and December 29, 2012, respectively:

	Fiscal Year 2013	Fiscal Year 2012
Audit Fees(1)	$3,168,004	$2,743,396
Audit-Related Fees(2)	117,885	79,500
Tax Fees(3)	208,845	192,723

Total	$3,494,734	$3,015,619

(1)
Audit services billed consisted of the audits of the Company's annual consolidated financial statements, audits of internal control over financial reporting and reviews of the Company's quarterly condensed consolidated financial statements.

(2)
Benefit plan audits and agreed upon procedures.

(3)
Tax return preparation and consultation.

        In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval of Independent Registered Public Accounting Firm Fees and Services Policy

        The Audit Committee's Policies and Procedures for the Engagement of the Principal Outside Auditing Firm provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent registered public accounting firm on an annual basis and individual engagements as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee chairperson to pre-approve principal independent registered public accounting firm services where the Company deems it necessary or advisable that such services commence prior to the next regularly scheduled Audit Committee meeting (provided that the Audit Committee chairperson must report to the full Audit Committee on any pre-approval determinations).

        The Audit Committee pre-approved all of the audit fees, audit-related fees and tax fees set forth in the table.

 OTHER BUSINESS

        The Board is not aware of any other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their discretion, unless directed by the proxy to do otherwise.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Stockholder proposals to be included in the proxy statement for the 2015 Annual Meeting of Stockholders must be received by the Company at its principal executive offices on or before December 9, 2014 for inclusion in the Company's Proxy Statement relating to that meeting. Stockholders wishing to submit proposals to be presented directly at the Annual Meeting instead of for inclusion in next year's proxy statement must follow the submission criteria and deadlines set forth in our Bylaws. To be timely in connection with an annual meeting, a stockholder proposal with respect to a nomination for director, a proposal to amend or supplement the certificate of incorporation, a proposal to amend the Bylaws or a proposal to remove a director must be received by the Company at its principal executive offices not before November 22, 2014 or after February 20, 2015. With respect to other stockholder proposals, management will be able to vote proxies in its discretion without advising stockholders in the 2015 proxy statement about the nature of the matter and how management intends to vote if notice of the proposal is not received by the Company at its principal executive offices before February 22, 2015.

        You may obtain a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2013 without charge by sending a written request to Fossil Group, Inc., 901 S. Central Expressway, Richardson, Texas 75080, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.fossilgroup.com.

BY ORDER OF THE BOARD OF DIRECTORS
Randy S. Hyne
Vice President,
General Counsel and Secretary

April 8, 2014
Richardson, Texas

IT IS IMPORTANT THAT PROXIES BE VOTED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO VOTE BY INTERNET, PHONE OR MAIL AS DESCRIBED IN THE PROXY CARD OR PROXY NOTICE.

PROXY FOSSIL GROUP, INC. Annual Meeting of Stockholders May 21, 2014 at 9:00 a.m., local time This proxy is solicited by the Board of Directors The undersigned hereby appoints Randy S. Hyne and Heather Foster, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Fossil Group, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on May 21, 2014, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (Continued and to be signed on reverse side) .PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. . Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at http://viewproxy.com/fossil/2014

The Board of Directors recommends you vote FOR the following 11 Director nominees: 1. Election of Directors. Please mark your votes like this . Nominees FOR . . AGAINST . . . . ABSTAIN . . . . FOR . . . . AGAINST . . . . ABSTAIN . . . . FOR . . AGAINST ABSTAIN . . . . . . 01 Elaine B. Agather 02 Jeffrey N. Boyer 05 Diane L. Neal 06 Thomas M. Nealon 07 Mark D. Quick 08 Elysia Holt Ragusa 09 Jal S. Shroff 10 James E. Skinner 03 William B. Chiasson . 04 Kosta N. Kartsotis . 11 James M. Zimmerman . The Board of Directors recommends you vote FOR proposals 2 and 3: 2 Proposal to approve, on an advisory basis, compensation of the Company’s named executive officers. 3 Proposal to ratify the appointment of Deloitte and Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2015. . FOR . AGAINST . ABSTAIN . FOR . AGAINST . ABSTAIN NOTE: Such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. I plan on attending the meeting . Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (if held jointly) Date .PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. . CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

QuickLinks

INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS
GENERAL
QUORUM AND VOTING
HOW TO VOTE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS (Proposal 1)
FISCAL 2013 DIRECTOR COMPENSATION TABLE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
FISCAL 2013, 2012 AND 2011 SUMMARY COMPENSATION TABLE
FISCAL 2013 GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END TABLE
FISCAL 2013 OPTION EXERCISES AND STOCK VESTED TABLE
ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 2)
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 3)
OTHER BUSINESS
DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS